EXHIBIT 10.02

COVENANT NOT TO COMPETE

        THIS AGREEMENT made this 18th day of April, 2006, by and among, Western Medical, Ltd., a New Jersey corporation, with its principal place of business located at 64 North Summit Street, Tenafly, New Jersey 07670 (“Seller”); and Brian T. Fuhrmann, an individual, with offices located at 64 North Summit Street, Tenafly, New Jersey 07670, Christopher Fuhrmann, an individual, with offices located at 64 North Summit Street, Tenafly, New Jersey 07670, and David T. Fuhrmann, an individual, with offices located at 64 North Summit Street, Tenafly, New Jersey 07670, all of whom are the individual Officers and Directors of Seller; and Derma Sciences, Inc., a corporation of the Commonwealth of Pennsylvania, with its principal place of business located at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540 (“Buyer”).

        WHEREAS, pursuant to an Asset Purchase Agreement dated as of January 26, 2006 by and between the Seller and the Buyer, the Buyer is purchasing from the Seller certain of Seller’s Assets, as more particularly described in said Asset Purchase Agreement; and

        WHEREAS, as part of the consideration for the transaction above-referenced, and as more particularly described in the Asset Purchase Agreement, Seller has agreed to deliver to Buyer a five (5) year Covenant Not to Compete duly executed by Seller and by Seller’s Directors and Officers, pursuant to Article 2.2.2 and Article 5.2 of said Asset Purchase Agreement.

        NOW, THEREFORE, in order to protect the purchase of the Seller’s specific assets acquired by the Buyer, it is agreed, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, as follows:

        1.    Non-Competition. Seller, Western Medical, Ltd., its Directors and Officers, Brian T. Fuhrmann, Christopher Fuhrmann and David T. Fuhrmann, will not, individually or collectively, anywhere in the world, for a period of five (5) years, engage in the business of manufacturing and/or selling traditional wound care products, more specifically described as tubular compression, retention and protective dressings and Unna Boots.

        This Covenant Not to Compete shall not extend to any other activities of the Seller, its Officers and Directors, which are not specifically proscribed herein.

        This Covenant Not to Compete shall also not extend to any and all activities of Seller’s affiliate, Glenwood, LLC, with the exception of the following: After the Closing Date, Seller’s affiliate, Glenwood, LLC, shall not engage in the business of manufacturing and/or selling traditional wound care products, more specifically described as tubular compression, retention and protective dressings and Unna Boots.

        Notwithstanding this prohibition, after the Closing Date, Glenwood, LLC may continue to sell the aforementioned products to the following pharmaceutical wholesalers: McKesson; Cardinal; Morris Dickson; Kinray; HD Smith; DIK Drug; D&K Healthcare; Frank Kerr; McQuery; Rockchester Drug; Smith Drug; and Value Drug. However, Glenwood, LLC shall not, after the Closing Date, provide or sell any of the products covered by the Asset Purchase Agreement to medical/surgical distributors.

        Prior to the Closing Date, Seller shall assign to Buyer, in writing, a contract between Seller and Glenwood, LLC, whereby, for prices established between Glenwood, LLC and Seller (with the concurrence of Buyer), Glenwood, LLC agrees to purchase all of its traditional wound care product needs from Seller. Said contract shall provide that Glenwood, LLC may sell the aforementioned products only to such pharmaceutical wholesalers, other than the pharmaceutical wholesalers enumerated above, as shall be agreed to between Glenwood, LLC and Seller (with the concurrence of Buyer), in writing.

        This Covenant Not to Compete shall also not extend to any of the activities of Seller’s affiliate, Comprehensive Marketing Solutions, LLC (“CMS”), its Officers and Directors, regardless of where such activities are conducted, except that CMS, its Officers and Directors, will not, individually or collectively, anywhere in the world, for a period of five (5) years, directly or indirectly, engage in the business of manufacturing and/or selling traditional wound care products, more specifically described as tubular compression, retention and protective dressings and Unna Boots. Buyer and CMS shall enter into an agreement, prior to the Closing Date, which will further define their relationship after the Closing Date, and which shall involve the providing of services, for good and valuable consideration, by CMS to Buyer, for a period of time to be agreed upon between Buyer and CMS.

        2.    Remedies. Seller, its Directors and Officers, Brian T. Fuhrmann, Christopher Fuhrmann and David T. Fuhrmann, acknowledge and agree that a breach of this Agreement will be deemed to threaten immediate and substantial irreparable harm to Buyer. Accordingly, Seller, Brian T. Fuhrmann, Christopher Fuhrmann and David T. Fuhrmann, agree that in the event of a threatened or actual breach of this Agreement, Buyer shall have the right to obtain immediate injunctive relief enjoining Seller, its Directors and Officers, Brian T. Fuhrmann, Christopher Fuhrmann and David T. Fuhrmann, together with its/their/his affiliates, from any further breach.

        Seller, Brian T. Fuhrmann, Christopher Fuhrmann and David T. Fuhrmann, consent and agree that in addition to injunctive or other equitable relief, monetary damages shall also be available to Buyer to enforce the covenants set forth in this Agreement, and any such relief shall be without the necessity of posting a bond, cash or otherwise.

        3.    Interpretation and Construction. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. The parties acknowledge, understand and agree that if any restriction contained in this Covenant Not to Compete is held by any Court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place, and the remaining restrictions contained herein shall be enforced independently of each other. The language of all parts of this Agreement is the language of all parties hereto and shall in all cases be construed according to its fair meaning and not for or against any of the parties.

        4.    Governing Law and Jurisdiction. This Agreement shall be enforced, governed and construed in accordance with the laws of the State of New Jersey. The parties consent to the exclusive jurisdiction of the Courts of the State of New Jersey, or any federal Court located in Newark, New Jersey, for the resolution of any and all disputes arising hereunder.

        5.    Complete Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto and supersedes all other agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party.

    6.        Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein.

       7.     Survival. The provisions of this Covenant Not to Compete shall survive closing of title to the assets specifically conveyed by Seller to Buyer, as more particularly described in the Asset Purchase Agreement between Seller and Buyer dated as of January 26, 2006.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 18th day of April, 2006.

ATTEST:	DERMA SCIENCES, INC.
By
Raymond C. Hedger, Jr., Secretary		Edward J. Quilty, President and Chief Executive Officer
ATTEST:	WESTERN MEDICAL, LTD.
By
Brian T. Fuhrmann, Secretary		Christopher Fuhrman, President
WITNESS
By
Brian T. Fuhrmann, Individually
WITNESS

Christopher Fuhrmann, Individually
WITNESS

David T. Fuhrmann, Individually